SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 16, 2012

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 16, 2012, Discovery Laboratories, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Lazard Capital Markets LLC (“Lazard”), as the sole book-running manager, Stifel, Nicolaus and Company, Incorporated as co-lead manager, and ROTH Capital Partners, LLC as co-manager (collectively, the “Underwriters”), related to a public offering of an aggregate of 16,071,429 shares of common stock, par value $.001 per share (“Common Stock”). In addition, the Company has granted the Underwriters a 30-day option to purchase up to an additional 2,410,714 shares of Common Stock to cover over-allotments, if any.  The shares of Common Stock are being sold at a public offering price of $2.80 per share, less underwriting discount payable by the Company (the “Offering”).

The Offering is being made pursuant to a preliminary prospectus supplement dated March 15, 2012 and an accompanying prospectus dated June 21, 2011 pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-174786), which was filed with the Securities and Exchange Commission (the “Commission”) and declared effective on June 21, 2011.

The Offering is expected to close on March 21, 2012, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $42.1 million (prior to exercise of the over-allotment option granted to the underwriters), after deducting underwriting discount and estimated expenses payable by the Company associated with the Offering.  The net proceeds from the offering will be used to meet the Company’s working capital requirements to execute its business plans, including, without limitation, (i) the planned commercial introduction of SURFAXIN® (lucinactant) for the prevention of respiratory distress syndrome (RDS) in premature infants at high risk for RDS, in the United States in the fourth quarter of 2012, (ii) the planned commercial introduction of the initial AFECTAIR® device in the United States and the European Union in the fourth quarter of 2012, assuming that the Company’s efforts to register its initial AFECTAIR device in the European Union are successful, (iii) plans to advance the Company’s SURFAXIN LS™ development program towards initiation of a Phase 3 clinical program, potentially in 2013, (iv) plans to complete the development of the Company’s proprietary capillary aerosol generator (CAG) and advance the AEROSURF® development program towards initiation of Phase 2 clinical programs, potentially in 2013, and (v) plans to identify and secure a strategic alliance partner or collaboration arrangement to support the development and/or, if approved, the commercial introduction, of the Company’s KL4 surfactant products, SURFAXIN LS and AEROSURF, in Europe and other international markets.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Copies of the Underwriting Agreement and the opinion of SNR Denton US LLP relating to the legality of the issuance and sale of the securities in the Offering are attached hereto as Exhibit 1.1 and Exhibit 5.1, respectively, and are incorporated herein by reference. The foregoing description of the Underwriting Agreement and the terms of the Offering does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

About SURFAXIN

SURFAXIN (lucinactant intratracheal suspension) is indicated for the prevention of  respiratory distress syndrome (RDS) in premature infants at high risk for RDS.  A single randomized, active-controlled, multi-dose study involving 1,294 premature infants demonstrated the safety and efficacy of Surfaxin. Within 30 minutes of birth, infants in the study received SURFAXIN, Exosurf (colfosceril palmitate) or Survanta® (beractant). Surfaxin and Exosurf served as the primary comparison for this study; Survanta served as another comparison. Surfaxin demonstrated significant improvement in both RDS at 24 hours after birth and RDS-related mortality through two weeks, when compared with Exosurf.

SURFAXIN is intended for intratracheal use only.  The administration of exogenous surfactants, including SURFAXIN, can rapidly affect oxygenation and lung compliance.  SURFAXIN should be administered only by clinicians trained and experienced with intubation, ventilator management, and general care of premature infants in a highly supervised clinical setting. Infants receiving SURFAXIN should receive frequent clinical assessments so that oxygen and ventilatory support can be modified to respond to changes in respiratory status.  Most common adverse reactions associated with the use of SURFAXIN are endotracheal tube reflux, pallor, endotracheal tube obstruction, and need for dose interruption.  During SURFAXIN administration, if bradycardia, oxygen desaturation, endotracheal tube reflux, or airway obstruction occurs, administration should be interrupted the infant’s clinical condition assessed and stabilized. SURFAXIN is not indicated for use in acute respiratory distress syndrome (ARDS).  For more information about SURFAXIN, please visit www.surfaxin.com.

Item 8.01.	Other Events.

Reference is made to the description of the Offering in Item 1.01. The Company agreed in the Underwriting Agreement, subject to certain exceptions, not to offer and sell any shares of its Common Stock or securities convertible into or exercisable or exchangeable for shares of its Common Stock for a period of ninety (90) days following the Offering without the written consent of the Underwriters. However, the Company may issue securities (i) pursuant to its employee benefit and compensation plans, (ii) pursuant to outstanding options, warrants and rights, (iii) in connection with strategic alliances involving the Company and (iv) in other cases as specified in the Underwriting Agreement.
On March 16, 2012, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference..

As of December 31, 2011, the Company had cash and cash equivalents of $10.2 million representing a net decrease of $5.2 million from the previous quarter ended September 30, 2011.  For the fourth quarter of 2011, net cash used in operations was $5.5 million, partially offset by net proceeds of approximately $0.3 million realized from draw downs under the Company’s Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited.  As of March 9, 2012, the Company had 27,158,938 shares of Common Stock outstanding compared to 24,581,814 shares of Common Stock outstanding as of December 31, 2011.

From January 1, 2012 through March 9, 2012, (i) holders of the Company’s February 2011 15-month warrants have exercised warrants to purchase 2,186,750 shares of Common Stock at an exercise price of $2.94 per share, resulting in gross proceeds to the Company of $6,429,045; and (ii) holders of the Company’s February 2011 five-year warrants have exercised warrants to purchase 15,000 shares of the Common Stock at an exercise price of $3.20 per share, resulting in gross proceeds to the Company of $48,000.

In connection with the Sales Agency Agreement dated December 14, 2011 between the Company and Lazard, pursuant to which the Company may instruct Lazard, as the Company’s agent, to sell shares of the Common Stock through an “at-the-market” program (ATM Program), on March 7, 2012, the Company delivered a sales notice to Lazard to sell shares of Common Stock.  The Company terminated the offering on March 8, 2012.  In connection therewith, the Company issued an aggregate of 350,374 shares of Common Stock to Lazard at an aggregate purchase price of approximately $1.56 million, resulting in net proceeds to the Company of approximately $1.52 million, after deducting commissions due to Lazard under the Sales Agency Agreement.  The settlement date for this transaction was March 12, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement dated March 16, 2012 by and among Discovery Laboratories, Inc., Lazard Capital Markets LLC, Stifel, Nicolaus and Company, Incorporated, and ROTH Capital Partners, LLC
5.1	Opinion of SNR Denton US LLP
23.1	Consent of SNR Denton US LLP (included in its opinion filed as Exhibit 5.1 hereto)
99.1	Press Release dated March 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and Chief Executive Officer

Date:  March 16, 2012